Exhibit 99.1

MANAGEMENT DISCUSSION SECTION

Operator:  Good day, ladies and gentlemen and welcome to the Cyalume Technologies 2010 Fourth Quarter and Fiscal Year-End Earnings Conference Call. My name is Elli and I’ll be your coordinator for today.

At this time, all participants are in a listen-only mode. We will be facilitating a question-and-answer session towards the end of today’s conference. As a reminder, this conference is being recorded for replay purposes and will be available on the company’s website in addition to a transcript of the call.

With me today are the President and CEO, Derek Dunaway; and Chief Financial Officer, Mike Bielonko. Mr. Dunaway and Mr. Bielonko are going to discuss the company’s financial results for the fourth quarter and fiscal year ended December 31st, 2010.

In compliance with SEC requirements, I would like to read the following statement. Except for historical information, the matters discussed in the conference call are forward-looking statements that are subject to certain risks and uncertainties that could cause the actual results to differ materially from those set forth in the forward-looking statements. The factors that could cause results to differ materially are included in the company’s filings with the Securities and Exchange Commission.

Forward-looking statements made during today’s call are only made as of the date of this conference call and the company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances. In addition, please refer to the disclosures made in the press release issued earlier this morning.

I will now turn the call over to Derek Dunaway.

Derek Dunaway, President and Chief Executive Officer

Thank you, Elli, and welcome everyone to our end of year conference call. Joining me today is Mike Bielonko, our Chief Financial Officer. I’ll address our overall business and provide a summary of our financial performance, and then Mike will provide you with our detailed financial results for the year-end. Following Mike’s remarks, we’ll open the call up for questions.

Overall performance for the fourth quarter was positive with both our top and bottom lines growing about 5%. We experienced growth from each of our businesses. This was the fourth consecutive quarter of year-over-year growth.

For the full year of 2010, we achieved year-over-year growth in all major financial categories. We ended the year with $38 million in revenue, up 18% from 2009, and EBITDA of $10.7 million, up 73% from 2009.

Our year-over-year gains can be attributed to growth across all of our lines of business. We saw a return to our historical gross margin levels of 50%, which yielded more than 200% growth in adjusted net income to $4.4 million for the year. We ended the year with over $4 million cash in the balance sheet, more than double the balance at the end of 2009.

Now, I’ll provide more detail on the performances outlook for each of our revenue sectors. First I’ll discuss the U.S. Military Chemical business. Total revenue for the year on our core business came in at $17 million, 3% above the 2009 levels with very strong performance in the fourth quarter. Looking ahead, we expect to see this business continue to perform at or near historic levels with modest growth projected for 2011. However, like many other companies in our industry that we work with and sell to U.S. government, we do have some near-term concerns related to the effect of the current federal budget impasse might have on the core business.

We are seeing this result in delays in purchases of military consumable items. These delays are consistent across the industry, and we are hearing the same challenges from other partners that we do business with. We expect this will be a short-term issue, and once the budgets are approved, ordering will return to normal. We do not anticipate any impact of this in the first quarter, but believe it could impact second quarter demand.

Our reflective business continued to perform as expected for the year, ending at $2.1 million of revenues, 5% above the previous year. The large solicitation which had been expect from the U.S. Military on reflective flags did not happen during the year, but we were able to provide reflective products to individual solicitations throughout the year.

At the end of 2010, we were awarded an $800,000 piece order, which should ensure that we achieve at least the same levels of revenue for the reflective business in 2011, and we have been told to expect a new solicitation from multiyear reflective flag contract around the middle of the year.

The strongest growth in 2010 came from our international business. We continue to see large orders from U.K., and are beginning to see considerable growth coming from other NATO countries. As a result, the U.K. is becoming a smaller percentage of our total international business. Based on the very good start to this year, as well as forecast that we received from several countries, we expect continued growth and performance in our international business in 2011.

The commercial business grew 15% in 2010 with most of the growth coming from the U.S. safety market. We’re currently pursuing several large commercial opportunities in the emergency preparedness and transportation industries, both in the U.S. and abroad. I expect these opportunities to materialize in the latter half of 2011, which should yield modest growth for this sector this year.

Finally, the ammunition business continues to yield positive results. Total ammunition revenue for the year was $7.4 million, up 11% from the previous year. Revenue is driven primarily by sales of the 40 millimeter training round to the U.S. Marines. The success of our 40 millimeter high-velocity round is – as well as the interest we are getting around additional caliber development from the government and other corporate partners demonstrates the validity and value proposition that our safe environmentally friendly training ammunition offers the military as an alternative to conventional ammunition.

We are continuing to pursue numerous projects with our current partners in the ammunition business including Rheinmetall, General Dynamics and Fiocchi Ammunition and are exploring additional partnerships, which we expect to launch in 2011.

As I stated on the last call, we do anticipate demand for the 40 millimeter round to slow a bit in 2011 from the marines as is typical with new ammunition contracts, the marines have built up a reserve in the early years of this contract and now that those reserve levels have been achieved, they will likely transition their ordering more based on the user consumption level.

Any resulting slow down in the ammunition revenues will be more than offset by the introduction of our new 40 millimeter low velocity rounds, which are going into low rate production now as well as the launch of the ChemiTracer. Speaking of, we are in the process of launching our new shotgun Chemical Tracer round with Fiocchi. Now, the product was formally introduced to the sports shooting market at the SHOT Show this January.

We’re currently taking orders for the product and it will be available in retail stores by the end of April. We have received very positive feedback from the market on this new round and expect it will provide solid incremental revenues in 2011. While difficult to forecast, I anticipate slow initial ordering of the product as it first gets to market in Q2 with subsequent larger and more frequent orders coming in the second half of the year as awareness for the Chemical Tracer spreads.

In summary, 2010 was a very strong year for Cyalume with strong top and bottom line growth, our improved margins resulting from growth in our high-margin international business, favorable U.S. product mix and our focus on efficiency improvements yielded very healthy EBITDA and adjusted net income performance. The overall outlook for 2011 is positive and we anticipate another growth year for the company.

We remain intently focused on maintaining our leading position in the chemical light industry and look forward to working with our strategic partners to identify and execute all of the significant growth opportunities that our unique chemiluminescent technology presents.

That concludes my review of our revenue sectors, I’d like to ask Mike now to share with you the key financial results for 2010. Mike?

Michael Bielonko, Chief Financial Officer

Thanks, Derek. As we just stated, our revenues for 2010 were approximately $38 million, providing an increase of about 18% or $5.8 million over the prior year. Approximately $700,000 of this increase was attributable to price increases and the reminder came from product volume growth. Approximately 92% of our total revenues for both 2010 and 2009 were attributable to military end users, that is commercial revenues were about 8% in both years.

Turning to gross profit, we improved to $19.2 million, also an increase of $5.8 million over the level for 2009 of $13.4 million. Increased sales, the price increases and a change in mix largely accounted for the improvement for 2010. In addition, we experienced the elimination of about $700,000 of the amortization of inventory step-up to fair value that hit cost of sales in 2009 and thus lowered gross profit for that year.

For 2010, our gross margin improved to just over 50% compared to just under 42% for 2009. This return to a more level that the company has experienced in the past was driven primarily by the mix, but also by the price increases and the elimination of the step-up amortization.

Now switching over to expenses, combined selling, general and administrative and R&D expenses amounted to approximately $10.7 million for 2010 representing an increase of about $1.1 million over 2009. This increase was largely due to bonuses accrued related to the significant improved performance and the hiring of additional sales personnel.

Interest expense at $2.6 million was down by about $100,000 from that of 2009 due to lower debt. Amortization expense at $1.8 million was $1.7 million below that for 2009. In 2009, we recorded impairment losses that reduced the amount of intangible assets available for future amortization. There were no impairment losses recorded for 2010.

Our tax provision for 2010 of approximately $4.3 million represents an effective rate of about 39%. The difference between the effective rate and the statutory rate of 34% is essentially due to state taxes. Consequently, we had net income of approximately $2.6 million in 2010 versus a loss in 2009 of $33.6 million largely due to the intangible asset impairment.

Inflation did not have a material effect on our 2010 results. In terms of the effect from foreign exchange rates, if 2010 operations in foreign currencies have been translated at the rate in effect at the end of 2009, revenues for 2010 would have been approximately $500,000 higher and net income would have been approximately a $136,000 higher.

Let’s now turn to the balance sheet. At the end of 2010, cash at $4.1 million was approximately $2.1 million higher than the prior year. Net cash from operating activities in 2010 of $9 million was $4.5 million greater than in 2009. Cash used for investment activities was approximately $1.4 million and about $400,000 higher than in 2009, largely due to the implementation of a new computer system.

Net cash used in financing activities was approximately $5.4 million, which was essentially the same amount as in 2009. Of importance is that even though the amounts for financing activities were similar, in 2010, we paid down additional debt by about $1.4 million.

Accounts receivable of $1.9 million for 2010, was down about $1.4 million from the prior year, as the 2009 balance was higher, mostly due to a large balance from one customer who extended terms, and which was collected in January at the beginning of the year.

Inventories at $9.9 million were up over the prior year by about $600,000, primarily due to the timing of purchases. Several of our raw materials are purchased in bulk only several times a year, which causes spiking in inventory balances.

Combined accounts payable and accrued expenses for 2010 of $4.5 million were about $800,000 lower than the prior year, largely due to the timing of the payments made to those raw material purchases.

Income tax payable at the end of 2010 of about $700,000 was attributable to our French subsidiary and represents the balance due on taxes against 2010 earnings. During 2010, our French subsidiary paid cash taxes of about $195,000. No federal cash taxes were paid during 2010.

As of December 31st, 2010, we still have approximately $5 million of net operating losses or NOLs available to offset future taxable income and approximately $4.1 million of foreign tax credits to offset foreign sourced income.

And then lastly on March 21st, based on an opportunity that came along, we issued 871,823 shares of common stock through related group of institutional investors while retiring 1,015,000 warrants, receiving net proceeds before expenses of approximately $3.5 million. This transaction increased common shares outstanding by a little over 5% to approximately 16.7 million shares, while reducing total warrants outstanding by about 20%. Cash proceeds are being held for general and corporate purposes.

This concludes my prepared remarks. Thanks, Derek.

Derek Dunaway, President and Chief Executive Officer

Great. Thank you, Mike. Now, we’ll happily address your questions. Elli, if you would please proceed?

QUESTION AND ANSWER SECTION

Operator:  [Operator Instructions] Our first question comes from Mark Jordan of Noble Financial. Please go ahead.

<Q – Mark Jordan>: Good morning, gentlemen. Derek, a question obviously you are going to be – you threw off some good cash here in 2010, you should do that again in 2011, you raised a $3.5 million. My question to you is, what will be your strategy with regards to deleveraging? What are restrictions on paying down the higher coupon debt that you issued last year and what are your desires relative to deleveraging your bank loan?

<A – Derek Dunaway>: Thanks. Hi, Mark, it’s good to hear your voice. Good questions. Yeah, our strategy is to certainly continue to pay down debt as we generate cash this year. The amortization schedule for the TD line of debt does kick back in this year as it was put on hold during last year. So, some cash will be going towards that, extra cash we’ll probably use to pay down that debt to some degree as well. We are restricted in terms of paying down the higher coupon debt as it’s subordinate to the senior debt. We are restricted in paying that down until after we fully paid off the senior debt.

<Q – Mark Jordan>: Okay. The second question, the – could you talk a little bit more about the roll out schedule for the low velocity rounds that you’ll be taking to the marketplace exactly where the target market is and what your expectations are for that product line?

<A – Derek Dunaway>: Certainly, happily. The contract for the low velocity has been put in place with Rheinmetall and the Marines. So, they are contracted to supply the low velocity round this year and a volume of, I believe, 130,000 rounds. We’ll be providing those between now and September. And during that time in the September – in the August timeframe there is what’s called the first article test that will be conducted. So this year that will be the amount of rounds that we provide for the low velocity.

According to the budget for the Marines, for next year there are some pretty substantial volumes for that round. And the expectation is that we’ll be going into a contract most likely a five-year IDIQ contract with Rheinmetall to provide those rounds over the next five years.

<Q – Mark Jordan>: Okay. And how long would be the evaluation process and therefore, when would you expect the normal production volumes to kick-in in 2012?

<A – Derek Dunaway>: I would imagine the beginning of 2012. We are gearing up for full – for low rate production this year and we should be building to a level to be able to support the full production in 2012. The expectation is that, very shortly after the completion of the low rate initial production potentially before we’ll be gearing up for full production.

<Q – Mark Jordan>: Thank you very much.

<A – Derek Dunaway>: Certainly. Thanks, Mark.

Operator:  Our next question comes from Paul Johnson from Nicusa Capital. Please go ahead.

<Q – Paul Johnson>: Thank you. Thank you, Derek. Derek, could you just run through the revenue breakout for the fourth quarter not for full year of the various areas from your business?

<A – Derek Dunaway>: Certainly. Paul, happy to further up. The breakout on the fourth quarter roughly $3.8 million on U.S. Military Chemical, $1.7 million on international, reflective about $300,000, ammo about $1.6 million, commercial about $700,000 and then total, which should work out to $8.2 million [indiscernible] .

<Q – Paul Johnson>: Terrific. Can you talk a little bit about the commercial opportunity over the next couple of years?

<A – Derek Dunaway>: Certainly. We’ve – the commercial business represents about 8% of our business today. And for the most part, it’s a relatively stable business, selling through distribution into a bunch of different market segments. There’s a number of larger opportunities that we’re pursuing and some of our strategy has been to try and identify – now that we’ve built this distribution network, which I think we spent a lot of effort in over the last year, year and a half, which I’ve talked about, now, we’ve built that. Our strategy is really to focus on a couple of very large opportunities which we see out there.

For a number of reasons I don’t want to give too many details about those, but some sizable opportunities within different niche areas of the safety market that I think have the opportunity to at least double the size of that business based on the forecast opportunities that we have and that we’re looking at. I do think we’ll see growth this year in that business. I don’t think it will be a doubling of the business this year, but we did grow that business about 15% last year and I think there’s a potential to continue on that type of trajectory in the near term.

<Q – Paul Johnson>: And when you think of – not that you had locked yourself into the 15% growth, but you did grow 15% in 2010?

<A – Derek Dunaway>: Yes.

<Q – Paul Johnson>: But that kind of organic growth from the current products is kind of baseline-ish and at these large opportunities start to unfold that obviously adds to it.

<A – Derek Dunaway>: Yes.

<Q – Paul Johnson>: Is that the right interpretation?

<A – Derek Dunaway>: I think that’s the right way to look at the commercial business.

<Q – Paul Johnson>: On the ammo side, can you talk about few key, I’ll get this name right sometime, you guys are obviously introducing the product you’re starting to take – or introduced the product start to take orders and start shipping at the end of April, you’ve had the product out there before the articles and the reviews and the leading edge users and stuff. I get the sense that you are more excited about the size of that market than you might have been when you first introduced it or you just more excited because we are closer?

<A – Derek Dunaway>: No, no, I am continuously more excited about this product as – the more we get feedback from the market. The general response has been very positive both here and overseas. The product was introduced at the European SHOT Show, the IWA Show about two weeks ago, just as it was introduced here in January and the initial feedback is very positive. Yeah, I think as with a new product like this, what we’ll see is some initial small ordering as vendors, distributors, gun clubs will try and put this on the shelf and see what – see how demand is. It really takes hold for the product and after that happens, I think we’ll start to see a real ground swell of demand for the product based on the feedback that I am getting.

So, I am quite optimistic about the potential for this product and expect us to launch additional products going forward with Fiocchi as we continue to roll out in this space. We have a couple of other potential ideas that we hope to bring to market in the next 12 to 18 months to augment the 12-gauge round that we’re offering today.

<Q – Paul Johnson>: Excellent. The international – sort of traditional products in the international market, it sounds like that increased demand is mostly because you guys are being more effective at marketing the solutions to just adding it to the standard protocol as you have in the U.S.?

<A – Derek Dunaway>: It’s – that’s exactly what our strategy has been for the last couple of years, and I think we’re starting to see it take hold. I’d like first to take some credit for it and quite frankly the reality is the deployments over in Afghanistan as some of these French and German troops are deployed with the U.K. troops, I think you are also seeing a transference of doctrine through those types of activities, which is also resulting in more of these countries starting to look at these products as a standard product. So, yes, I think we’re starting to see that really take hold, which has been our long-term vision of being able to grow those markets.

<Q – Paul Johnson>: Yes. One more question and then I’ll get to the ammo question, which is U.S. Military you talked about potentially some disruption in the next couple of months, because of the budget battles and all of that. I assume that’s all sort of Washington driven and not end user driven?

<A – Derek Dunaway>: Yes, exactly. And this is really kind of just our anticipation. At this point, what we are hearing is the – until things get sorted out with the budget, there’s going to be a reduction in ordering of Class II disposable items and that’s the category we fall under. It’s just the reality of the budget challenge. The net result of it will be the end of drawing stocks down and will end up having to restock down the road, and I’m hopeful that it’ll just be a wash, which is probably the most likely scenario, but it is a reality, the budget impasse is making very difficult for the military to spend money.

<Q – Paul Johnson>: Got it. Finally on ammo, any update on your relationship with GD?

<A – Derek Dunaway>: No, nothing to update on. Things are continuing to go smoothly there. We’ve got a number of projects that we’re working on, but at this point nothing, nothing new to update on.

<Q – Paul Johnson>: Thank you.

<A – Derek Dunaway>: Okay, Thanks, Paul.

Operator:  [Operator Instructions] Our next question comes from Robert Littlehale of JPMorgan. Please go ahead.

<Q – Robert Littlehale>: Good morning, Derek. I may have missed this, but have you made any pricing pronouncements for 2011?

<A – Derek Dunaway>: I’m sorry, any...

<Q – Robert Littlehale>: Any price increase announcements?

<A – Derek Dunaway>: No. We have not made any price increase announcement. Usually that will happen in the middle of the year for us when we have review with our contracts with the DLA through LC.

<Q – Robert Littlehale>: Great. Thank you.

<A – Derek Dunaway>: Certainly.

Operator:  I am showing no further questions at this time and I would like to turn the call back over to Derek Dunaway for any closing remarks.

Derek Dunaway, President and Chief Executive Officer

Okay, great. Thank you, Elli and thank you everyone. We continue to be very excited about the growth opportunities exist in our global marketplace. We remain optimistic about the future. The underlying fundamentals driving demand for our products have not changed, and we remain quite positive about our growth opportunities over the next several years, and that we believe Cyalume’s leadership position in chemiluminescent technology is the driving factor supporting this outlook and we’re just beginning to realize the transformational growth opportunities associated with our training and tactile chemiluminescent ammunition business with an addressable market estimated in the hundreds of millions of dollars.

I’d like to thank all of you for your interest in Cyalume and for taking time to participate in the call today. Thank you very much.

Operator:  Ladies and gentlemen, that does conclude today’s conference. You may all disconnect and have a wonderful day.